EXHIBIT 10.12

English Translation

Farmland lease Agreement

Lessor (Party A): Yangqin Economic Cooperative, Bocai District, Fushan Town, Chengmai County.

Lessee (Party B): Hainan Zhongchen Biological Engineering Co., Ltd.

Under the principle of mutual benefit, for the purpose of agricultural development and investment, both parties reach a consensus and sign the leasing agreement after the discussion and negotiation, pursuant to Land Administration Law, Contract Law, relevant regional regulations of Hainan province and the actual condition of both parties.

Article 1.Address of leased land, scope, area and usage

1. Address of leased land: slope land of Yangqin village, Bocai District, Fushan Town, Chengmai County.

2. Scope: west to Yanggancangqiu; north to Changda village; east to Yangqin village pond; south to Yangqin village paddy field.

3. Area: subject to the measurement and confirmation by the relevant departments requested by both parties, and the actual measured area is 800 mu.

4. Usage: planting aloe vera, fruit trees, vegetables, breeding and other agricultural development projects.

Article 2. Lease term: 30 years, from March 1, 2001 to February 28, 2031.

Article 3. Lease fee and payment: Party B shall pay the rent in four times . The down payment of seven-year rent ( from March 1 , 2001 to February 28, 2008; RMB 25 per mu per year ) is RMB140,000; the second payment of eight-year rent ( from March 1 , 2008 to February 28, 2016; RMB 25 per mu per year ) is RMB 160,000; the third payment of seven-year rent ( from March 1, 2016 to February 28, 2023; RMB 25 per mu per year) is RMB 140,000. The fourth payment of eight-year rent (March 1, 2023 to February 28, 2031; RMB 25 per mu per year) is RMB 160,000.

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Article 4. Issues about the tombs: after the contract taking effect, Party A shall mark the tombs and geomancy lands in the contracted land within 15 days, or Party A shall be responsible for all the issues and losses caused by tombs and geomancy lands. Party B shall start the cultivation and development activities away from the tombs and tombstone (2 meters) and shall not damage the tombs in any form. The tomb areas are not included in the leased land. Besides, Party B shall not interfere with the villagers' sacrificial activities and villagers of Party A shall not build new tombs in the contracted land or interfere with the operation of Party B.

Article 5. After the contract taking effect, Party A shall clean all the attachments in the leased land within one month. The attachments that are not cleaned in specified term will unconditionally belong to Party B and Party B have the right to deal with these attachments. The sugarcane seeds planted before the contract taking effect can be kept until the spring festival of 2002, but the sugarcane shall be cleaned.

Article 6. Party A will keep 80 mu-100 mu private plot and the location of it shall be arranged by Party B.

Article 7. Party B has the right to construct non-permanent construction facilities, such as well drilling and power pulling, within the leased land in accordance with the needs of production and operation. Party A shall cooperate with Party B building these facilities. However, when the devices cause inconvenience to the crop land outside the leased land, Party B shall give one-off compensation to Party A.

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Article 8. In the leased land, according to Party B's production needs and under the same employment conditions, labor force of Party A shall have the priority of employment. The proportion of employment shall not exceed 30%, and the age limit shall be between 18 and 50. If the labor force resigns for any reason, Party A shall make internal replacement.

Article 9. Party B are unable to use mu woodland due to the disapproval of Forestry Bureau for woodland change. Thus, Party B has the right to refuse to pay the lease fee of the woodland.

Article 10. Party B pays the change fee of the woodland, and Party A pays RMB 38,000 for the recycling fee. As Party A is unable to pay the recycling fee, Party B makes advance payment first and the RMB 38,000 recycling fee will be deducted in the fourth payment of land rent.

Article 11. Party A shall not terminate this contract if the leased land needs to be expropriated for non-state construction. Land expropriation for state construction shall be handled in accordance with relevant policies. Among them, the green seedling fee and the production facilities fee belong to Party B, the land fee belongs to Party A, and Party A shall refund the lease fee that Party B has paid in advance.

Article 12. During the lease term, the town government, the village committee and the economic cooperatives shall actively provide coordinative services for Party B. And according to the requirement of village committee and the town government, Party B shall pay land management fee of RMB 30,000 to the town government and RMB 21,000 to the village committee.

Article 13. Upon the expiration of the lease term, both parties can sign a new lease contract. If both parties do not intend to renew the contract, Party B shall clean all kinds of crops in three months, and the fixed assets invested by Party B shall be unconditionally owned by Party A.

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Article 14. Party A shall perform the following obligations:

1. Party A shall provide Party B with the ownership certificates of the land leased by Party B.

2. Before the contract coming into force, Party A must clearly mark the ranges and boundaries of the leased land and set the boundary piles.

3. Party A shall be responsible for handling disputes related to the land using right between Party B and the third Party. If the disputes are caused by the mistakes of Party A, Party A shall compensate for the losses of Party B.

4. All the losses caused by the disputes related to leased land ownership, land using right, claim right and the lease fee for Party B’s operation in leased land between Party B and the third Party, Party A shall compensate Party B for any losses caused thereby.

5. Party A shall give necessary convenience to Party B for its production and operation. and Party A shall inform the people under the jurisdiction that it cannot interfere with Party B's production and operation activities.

Article 15. Party B shall perform the following obligations:

1. Obligation to pay lease fee agreed in the contract.

2. Party B shall give convenience for activities such as tomb sweeping of Party A.

Article 16. Party A may cooperate with a third party or transfer leased land due to production and business needs.

Article 17. Liability for breach of contract: either side of Party A and Party B violating the contact shall pay penalty to the other side, the penalty is 3% of the lease fee in each phase. Any losses caused by upon action, the corresponding compensation shall be made.

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Article 18. The conditions of Modification, termination and liability exemption of the contract:

1. The contract cannot be implemented due to the changes of relevant regulation, state law, policies.

2. Force majeure.

Article 19. Supplementary information can be added by both parties for the issues not mentioned in this contact.

Article 20. The settlement of disputes: The disputes, arose during performance of the contract, can be settled through negotiation at first; if failed, the parties may ask relevant government departments for coordination; finally, the parties can bring a lawsuit in court if the coordination does not work.

Article 21. The contract takes effect after the approval of competent department of Party A, the meeting discussion of village group, sealing and signing of both Parties and RMB 80,000 lease fee paid by Party B. The remaining rent is going to be paid after the measurement of actual leased land area by relevant department. The down payment of rent shall be paid based on the actual land area before March 30, 2001, or the contract will be automatically terminated.

There are quadruplication of this Contract, each party holds two of them, and each of the remaining person concerned hold one copy.

Party A: Yangqin Economic Cooperative, Bocai District, Fushan Town, Chengmai County.

Address: Yangqin village, Bocai District, Fushan Town, Chengmai County.

Legal representative:

Party B: Hainan Zhongchen Industrial Co., Ltd.

Address: Building No. 27, Longkun South Road, Haikou city.

Legal representative: Qiuping Wu

Comment of Village Committee: Agree

Approval comment of Town Government: Agree

January 22, 2001

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